Exhibit 99.1

Extension of Maturity Date of 2017 Note and Operational Update

Boston, United States Sydney, Australia 4 May 2020 AEST

BOSTON and SYDNEY — 4 May 2020 — GI Dynamics® Inc. (ASX:GID) (“GID” or the “Company”), a medical device company that is developing EndoBarrier® for patients with type 2 diabetes and obesity, provides the following update regarding its operations and financing.

Extension of Maturity Date of June 2017 Note and Further Financing Update

GI Dynamics is currently having detailed discussions with institutional and private investors regarding a potential fundraising. In addition, the Company is seeking to secure a bridge loan in the event that its current cash reserves are insufficient to sustain the Company’s operations until the closing of any financing that it may be able to secure. However, there is no guarantee that the Company will be successful in securing a bridge loan or funds from any potential investors. If such funds cannot be secured, the Company would need to cease operations.

Crystal Amber Fund Limited (“Crystal Amber”) has indicated to the Company that it remains supportive of these ongoing financing efforts of the Company. As a result, Crystal Amber has agreed to extend the maturity date of the Senior Secured Convertible Note issued to Crystal Amber on 15 June 2017 from 1 May 2020 to 15 May 2020.

As part of its ongoing financing efforts, the Company has also been considering the possibility of delisting from the Official List of the ASX and has recently applied to the ASX for in-principle advice in this regard. The Company will provide an update on the potential delisting upon receipt of the in-principle advice from ASX, however, at this stage the Company anticipates that it will shortly be seeking to hold a Special Meeting of Stockholders to approve a resolution to delist the Company from the Official List of the ASX.

COVID-19

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com

The Company has implemented business continuity plans in response to the COVID-19 pandemic. Patient safety for all patients enrolled in the STEP-1 Pivotal Trial of EndoBarrier in the U.S., regulatory compliance, and the scientific integrity of its work remains paramount. In the short term, and as has been experienced elsewhere, the pace of patient enrollment has been adversely affected by the pandemic. The Company has proactively paused recruitment in the STEP-1 Trial until further notice. Given the morbidity and adverse outcome rates amongst patients suffering from the pre-existing conditions of diabetes and obesity, the Company believes the unmet clinical need for EndoBarrier® has never been more urgent and acute.

This announcement is being made in accordance with Rule 135c of the Securities Act of 1933, as amended, and is not intended to and does not constitute an offer to sell nor a solicitation for an offer to purchase any securities of the Company.

This announcement has been authorized for release by Charles Carter, chief financial officer and company secretary of GI Dynamics.

About GI Dynamics

Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

GI Dynamics®, Inc. (ASX:GID) is the developer of EndoBarrier®, the first endoscopically-delivered medical device for the treatment of type 2 diabetes and the reduction of obesity. EndoBarrier is not approved for sale and is limited by federal law to investigational use only. EndoBarrier is subject to an Investigational Device Exemption by the FDA in the United States and is entering concurrent pivotal trials in the United States and India.

Founded in 2003, GI Dynamics is headquartered in Boston, Massachusetts. For more information please visit the Company website at www.gidynamics.com.

Boston, United States	Forward-Looking Statements
Sydney, Australia
4 May 2020 AEST

This announcement may contain forward-looking statements. These statements are based on management’s current estimates and expectations of future events as of the date of the press release. Furthermore, the estimates are subject to several risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements.

Chief Financial Officer / Secretary United States: Charles Carter +1 (781) 357-3263 ccarter@gidynamics.com

These risks and uncertainties include, but are not limited to, risks associated with the Company’s ability to continue to operate as a going concern; the ability of the Company, its critical vendors, and key regulatory agencies to resume operational capabilities subsequent to the removal of COVID-19 pandemic restrictions; the Company’s ability to continue to operate as a going concern; the Company’s ability to raise sufficient additional funds to continue operations, including the successful closing of the contemplated financing discussed in this announcement, the related bridge loan and a delisting from the ASX, and to conduct the planned pivotal trial of EndoBarrier in the United States (STEP-1); the Company’s ability to execute STEP-1 under the FDA’s Investigational Device Exemption; the Company’s ability to enlist clinical trial sites and enroll patients in accordance with STEP-1; the risk that the FDA stops STEP-1 early as a result of the occurrence of certain safety events or does not approve an expansion of STEP-1; the Company’s ability to enroll patients in accordance with I-STEP; the Company’s ability to secure a CE Mark; the Company’s ability to maintain compliance with its obligations under its existing convertible note and warrant agreements executed with Crystal Amber, including its obligations to make payment on the convertible note that is now due on 15 May 2020 and its ability to restructure the terms of such convertible note with Crystal Amber if the Company is unable to raise sufficient funds to enable it to fully repay such convertible note when due; obtaining and maintaining regulatory approvals required to market and sell the Company’s products; the possibility that future clinical trials will not be successful or confirm earlier results; the timing and costs of clinical trials; the timing of regulatory submissions; the timing, receipt and maintenance of regulatory approvals; the timing and amount of other expenses; the timing and extent of third-party reimbursement; intellectual-property risk; risks related to excess inventory; risks related to assumptions regarding the size of the available market; the benefits of the Company’s products; product pricing; timing of product launches; future financial results; and other factors, including those described in the Company’s filings with the SEC.

Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

Given these uncertainties, one should not place undue reliance on these forward-looking statements. The Company does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or otherwise, unless it is required to do so by law.

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